Exhibit 99.1

[MYKROLIS LOGO]

Mykrolis Corporation Reaffirms Guidance for Second Quarter

Second quarter sales estimated to be $40 to $46 million; net loss per share to range from  $(0.06) to $(0.15), before restructuring or other charges

BILLERICA, Mass., May 21, 2003 – Mykrolis Corporation (NYSE: MYK), a leading supplier of components and systems to the semiconductor industry, today reaffirmed its previous guidance for the second quarter to participants at an analysts’ meeting held at the Company’s Billerica headquarters. The company said it anticipates second quarter sales in the range of $40 to $46 million and a net loss per share in the range of $(0.06) to $(0.15), before any restructuring or other charges.

C. William Zadel, Chairman and Chief Executive Officer, commented at this meeting: “While the semiconductor market remains difficult, higher fab utilization rates at some of our customers is leading to improved demand for our consumable filtration products. As such, we are on track to meet our operating forecasts for the second quarter.

“Our focus remains on taking actions to achieve profitability as soon as possible. These actions include a workforce reduction of approximately three percent of our total worldwide employee base which was implemented in the second quarter,” Zadel said.

About Mykrolis

Mykrolis Corporation, based in Billerica, Massachusetts, is a worldwide developer, manufacturer and supplier of liquid and gas delivery systems, components and consumables used to precisely measure, deliver, control and purify the process liquids, gases and chemicals, as well as the deionized water, photoresists and vacuum systems utilized in the semiconductor manufacturing process. In addition, the Company’s products are used to manufacture a range of other products, such as flat panel displays, high purity chemicals, photoresists, solar cells, gas lasers, optical disks and fiber optic cables. Mykrolis is formerly Millipore Microelectronics, Inc. For more information, visit www.mykrolis.com.

Mykrolis Forward looking Statement Disclaimer

The matters discussed herein, as well as in future oral and written statements by management of Mykrolis Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

When used herein or in such statements, the words “anticipate”, “believe”, “estimate”, “expect”, “hope”, “may”, “will”, “should” or the negative thereof and similar expressions as they relate to Mykrolis, its business or its management are intended to identify such forward-looking statements. Potential risks and uncertainties that could affect Mykrolis’ future operating results include, without limitation, the risk that a sustained industry recovery may be delayed, may not materialize at all or may be weaker than past recoveries, the risk that the transfer of manufacturing to our new facility may disrupt our ability to fill customer orders, as well as those risks described under the headings “Risks Relating to our Business and Industry”, “Risks Related to our Separation from Millipore” and “Risks Related to Securities Markets and Ownership of Our Common Stock” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and under Item 2, Management’s Discussion and Analysis of Results of Operations and Financial Condition of the Mykrolis Corporation Form 10-Q report for the fiscal period ended March 29, 2003.

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Contacts:

Bertrand Loy, Chief Financial Officer

Steve Cantor, Director of Investor Relations and Corporate Communications

978-436-6500

steven_cantor@mykrolis.com